Exhibit 10.1
Banc of California, Inc.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

1.Purpose. The purpose of this Banc of California, Inc. Executive Change in Control Severance Plan (this “Plan”) is to retain certain officers and employees of the Company and its Subsidiaries by providing appropriate severance benefits and to ensure their continued dedication to their duties, including in the event of a Change in Control.
2.Eligible Participants. Employees participating in the Plan (each, a “Participant”) will be:
(a)such officers and employees whose names are set forth on Exhibit A hereto; and
(b)other officers and employees who are selected by the Compensation, Nominating and Corporate Governance Committee of the Board (the “Committee”) in its sole discretion and designated as a Participant, provided, that the persons in the positions of Chief Executive Officer and Chief Financial Officer of the Company on the Effective Date shall not be included as Participants in this Plan unless otherwise expressly designated by the Committee as Participants in the future.
3.Payments upon a Qualifying CIC Termination.
(a)Qualifying Change in Control Termination. If, during the period of twelve (12) months following a Change in Control (the “CIC Termination Period”), the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 4 below, the Company shall provide to the Participant:
(i) a lump sum cash payment equal to the result of multiplying the Participant’s applicable Severance Multiple by the sum of (A) the Participant’s Base Salary and (B) the Participant’s Target Bonus; and
(ii) in equal monthly installments for the COBRA Coverage Period, an amount equal to the monthly COBRA premium less an amount equal to the portion of the monthly health-care premium Participant was paying prior to the Date of Termination; provided, that in the event the Participant becomes employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall cease.
The cash payments specified in paragraph (i) of this Section 3(a) shall be paid within 60 days (or the next following business day if the 60th day is not a business day) following the Date of Termination. The treatment of any Company equity awards (or equity awards issued to the Participant in replacement of such Company equity awards in connection with the Change in Control) that remain outstanding and unvested as of the Date of Termination shall be governed by the Company’s equity incentive plans (or any successor plans) and any award agreements thereunder. In addition, as soon as practicable following the Date of Termination, the Company shall pay or provide to the Participant the Accrued Benefits (which, for the avoidance of doubt, shall not be subject to the Participant’s execution of a Release as set forth in Section 4 below).
If a Participant received compensation or benefits prior to the CIC Termination Period, including such things as sign-on bonuses or relocation benefits, which would have otherwise been reimbursable to the Company in the event of a voluntary termination of employment in the normal course, there will be no required repayment upon a Qualifying Termination during the CIC Termination Period.
Notwithstanding anything in this Plan to the contrary, if the Participant’s employment is terminated by the Company other than for Cause or Disability prior to a Change in Control, and the Participant reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) and a Change in Control involving such Third

Party occurs, then for all purposes of this Plan, the date of a Change in Control shall mean the date immediately prior to the date of such termination of employment.
(b)Non-Qualifying Termination During CIC Termination Period. If during the CIC Termination Period, the employment of the Participant shall terminate by reason other than a Qualifying Termination, then as soon as practicable following the Date of Termination, the Company shall pay or provide to the Participant the Accrued Benefits. The Company may make such additional payments, and provide such additional benefits, to the Participant as the Company and the Participant may agree in writing.
(c)No Duplication. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 3, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan. For the avoidance of doubt, amounts awarded under a retention bonus that payout in connection with a qualifying termination of employment shall not be considered duplicative of the severance benefits provided under Section 3 of this Plan.
4.Release. A Participant’s receipt of payments and benefits under Section 3(a) above will be conditioned on the Participant’s execution and delivery of a general release and waiver in the form used by the Company immediately prior to the Change in Control (a “Release”), which re-affirms the Participant’s obligations to observe the terms of the restrictive covenants set forth under Section 8 below, and which shall be provided to the Participant no later than twenty one (21) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant within any applicable revocation period.
5.Withholding Taxes. The Company shall withhold from all payments due to the Participant (or his or her beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6.Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant for all reasonable legal fees and expenses, if any, incurred by the Participant in connection with such contest or dispute (regardless of the result thereof) within thirty (30) days of receipt of evidence thereof; provided, however, the Participant shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.
7.No Guarantee of Continued Employment. Nothing in this Plan will be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries. Nothing in this Plan or any Participant's participation in the Plan shall be construed to alter the at-will employment status of any Participant, which employment may be terminated by the Company at any time and for any reason, with or without notice.
8.Restrictive Covenants. As sufficient consideration provided in exchange for the Participant’s continued employment with the Company and participation in this Plan, the Participant will be deemed to have not objected to the restrictive covenants set forth in this Section 8.
(a)Non-Solicitation. During the period of twenty four (24) months following the Date of Termination, the Participant shall not, and shall not assist any other person to (i) Solicit for hiring any employee of the Company or any of its affiliates (or any individual who was such an employee at any time within the twelve (12) month period preceding such Solicitation), or seek to persuade any employee of the Company or any of its affiliates (or any individual who was such an employee at any time within the twelve (12) month period preceding such action) to discontinue employment, or (ii) Solicit or encourage any independent contractor providing services to the Company or any of its affiliates to terminate or diminish its relationship with them.
(b)Customer and Potential Customer Non-Interference. During the period of twelve (12) months following the Date of Termination, the Participant shall not, directly or indirectly, individually or (i) on behalf of any other employer or any other business, person or entity, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, any Customer or Potential Customer of the Company to cease or reduce or refrain from doing business with the Company; or (ii) on behalf of any Competitive Business, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, or accept or attempt or participate in accepting, business from any Customer or Potential Customer of the Covered Unit(s).
(c)No Disparagement or Detrimental Comments. During the Participant’s employment with the Company and thereafter, the Participant shall not, directly or indirectly, make or publish, or cause to be made or published, any statement, observation or opinion, whether verbal or written, that criticizes, disparages, defames or otherwise impugns or reasonably may be interpreted to criticize, disparage, defame or impugn, the character, integrity or reputation of the Company or its products, goods, systems or services, or its current or former directors, officers, employees, agents, successors or assigns. Nothing in this Section 8(c) is intended or should be construed to prevent the Participant from providing truthful testimony or information to any person or entity as required by law or fiduciary duties or as may be necessary in the performance of the Participant’s duties in connection with the Participant’s employment with the Company.
(d)Confidentiality. During the Participant’s employment with the Company and thereafter, the Participant shall not use or disclose, except on behalf of the Company and pursuant to and in compliance with its direction and policies, any Confidential Information of (i) the Company or (ii) any third party received by the Company in which the Company is obligated to keep confidential. After the Date of Termination, the Participant shall not take originals or copies of any records, papers, programs, computer software and documents and all matter of whatever nature containing secret or Confidential Information of the Company or any of its affiliates. This Section 8(d) will apply in addition to, and not in derogation of, any other confidentiality or non‑disclosure agreement that may exist, now or in the future, between the Participant and the Company.
(e)Consideration and Acknowledgment. As sufficient consideration provided in exchange for the Participant’s continued employment with the Company and participation in this Plan, the Participant will be deemed to have acknowledged and agreed to each of the following: (i) the Participant’s participation in the Plan is voluntary; (ii) the scope and duration of the restrictions in Section 8 are fair and reasonable; (iii) if any provisions of Sections 8(a) through (d), or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, such provision shall then be enforceable, and if the provision is not capable of being modified or revised so that it is enforceable, it shall be excised from the Plan without affecting the enforceability of the remaining provisions; and (iv) the time period of the Participant’s obligations under Sections 8(a) and (b) shall be extended by a period equal to the length of any breach of those obligations by the Participant in addition to any and all other remedies provided by this Plan or otherwise available to the Company at law or in equity. Nothing contained in the Plan limits the Participant’s ability (1) to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”); (2) to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; or (3) under applicable United States Federal law to (i) disclose in confidence trade secrets to Federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f)Forfeiture and Clawback. As sufficient consideration provided in exchange for the Participant’s continued employment with the Company and participation in this Plan, the Participant will be deemed to have agreed that if the Participant materially breaches any provision of Sections 8(a) through (d), in addition to any and all other remedies available to the Company, (i) any payments to be provided under Section 3 (other than the Accrued Benefits) shall upon written notice (which may be in electronic form) immediately be forfeited; and (ii) the Company shall have the right upon written notice (which may be in electronic form) to reclaim and receive from the Participant the gross amount of any payments provided under Section 3 (other than the Accrued Benefits), and any such return of such payments by the Participant which requires action on the part of the Participant shall be made within five (5) business days following receipt of written demand therefore.
9.Section 280G of the Code.
(a)To the extent that any payment or distribution to or for the benefit of the Participant pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall reduce the payments to the amount that is (after taking into account federal, state, local and social security taxes at the maximum marginal rates, including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject the Participant to the Excise Tax (the “Safe Harbor Cap”) if, and only if, such reduction would result in the Participant receiving a higher net after-tax amount. Unless the Participant shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to the Participant and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to the Participant until the reduction specified herein is achieved. the Participant’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.
(b)All determinations required to be made under this Section 9, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, an independent accounting firm selected by the Company may be appointed to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and the Participant. To the extent a Participant’s reasonable out-of-pocket expenses are reimbursed by the Company, the Participant shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
10.Successors; Binding Agreement.
(a)This Plan will survive any Change in Control, and the provisions of this Plan will be binding upon the surviving corporation, which will be treated as the Company hereunder. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.
(b)The Company agrees that concurrently with any Business Combination (other than a Non-Control Transaction), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Participant (or the Participant’s beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination shall constitute Good Reason hereunder. For purposes of implementing the foregoing, (i) the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and (ii) the Participant shall be entitled to terminate employment for Good Reason immediately prior to the time the Business Combination becomes effective and receive compensation and other benefits from the Company in the same amount and on the same terms as the Participant would have been entitled hereunder if the Participant’s employment were terminated for Good Reason during the CIC Termination Period.
11.Notice. For purposes of this Plan, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when (i) delivered by hand or (ii) two (2) business days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:
If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.
If to the Company (other than requests to be delivered pursuant to Section 12(b)(ii)) :
Banc of California, Inc.
3 MacArthur Place, Santa Ana
California, 92707
Attention: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
12.Full Settlement; Resolution of Disputes and Costs.
(a)In no event will the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and except as provided in Section 3(a)(ii) and Section 8(g), such amounts shall not be reduced whether or not the Participant obtains other employment.
(b)Subject to Section 17 and to the fullest extent permitted by law, any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration and pursuant to the following:
(i) Any arbitration shall be conducted before one neutral arbitrator selected by the Company and the Participant (each, a “Party” and collectively, the “Parties”) under the JAMS Employment Arbitration Rules & Procedures then in effect.
(ii) Either Party may initiate arbitration by making a written request to arbitrate to the other Party listing the claim(s) to be arbitrated. Requests to the Company and requests to the Participants shall be delivered pursuant to Section 11 of this Plan. The arbitration shall take place in the county where the Participant was last employed by the Company. The Company shall pay the arbitrator’s fees and any other administrative fees related to the arbitration.
(iii) The arbitrator shall apply applicable law to determine issues of liability and damages regarding all claims to be arbitrated. The arbitrator is authorized to award any remedy or relief that would have been available to the Parties had the matter been heard in court. The decision of the arbitrator shall be in writing and shall provide the reasons for the arbitrator’s award. The arbitrator’s authority to resolve disputes and make awards under this Plan is limited to disputes between (a) the Participant as an individual and the Company; and (b) the Participant as an individual and any current or former officer, director, representative, and/or agent for conduct within the scope of his or her employment with the Company, which includes all parents and subsidiaries of the Company. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. This arbitration provision shall not be construed to deprive a party of any substantive right preserved by law.
13.Employment with Subsidiaries. Employment with the Company for purposes of this Plan shall include employment with any Subsidiary.
14.Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 4, 5, 6 and 8 shall survive the termination of this Plan.
15.GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THIS PLAN IS SUBJECT TO ERISA, THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
16.Amendment and Termination. The Committee may amend or terminate the Plan at any time without the consent of the Participants; provided, however, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination, and provided, further, that that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change in Control will give a Participant the right to enforce his or her rights pursuant to Section 18. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, no Participant’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant.
17.Interpretation and Administration. The Plan shall be administered by the Committee (or any successor committee). The Committee (or any successor committee) will have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the Committee, and (vii) with respect to Participants who are not officers, to delegate its responsibilities and authority hereunder to a person or group of persons who is employed by the Company. Actions of the Board or the Committee (or any successor committee) shall be taken by a majority vote of its members. All determinations by the Committee (or any successor committee) shall be made in the Committee’s reasonable discretion; provided, however, that any arbitrator or arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Company, or any of their delegates or successors, in respect of any such determinations, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Board or the Committee or characterization of any such decision by the Board or the Committee as final, binding or conclusive on any party.
18.Claims and Appeals. Participants may submit claims for benefits by giving notice to the Committee pursuant to Section 11 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Committee in writing of a claim for coverage or benefits pursuant to Section 11 of this Plan. If the claim for coverage or benefits is denied in whole or in part, the Committee shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the Committee, the Participant may: (x) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (y) review any Plan documents relevant to his or her claim; and (z) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case, a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 18 will be permitted at the sole discretion of the Committee or its delegate. If the Committee does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied. Notice provided to the Company under Section 11 of this Plan shall constitute notice to the Committee.
19.Type of Plan. This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case, for a select group of management or highly compensated employees (i.e., a “top hat” plan).
20.Non-Assignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Company.
21.Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or under any plan maintained by the Company in which the Participant participates or participated will not be modified or lessened in any way, but will be payable according to the terms of the applicable plan or agreement. Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan will be in lieu of any severance benefits to which the Participant would otherwise be entitled under any general severance policy or other severance plan maintained by the Company for its officers or employees and, upon consummation of a Change in Control, Participants will in no event be entitled to participate in any such severance policy or other severance plan maintained by the Company for its officers or employees.
22.Section 409A.
(a)The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, will in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A will be paid under the applicable exception. Each payment of compensation under this Plan will be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b)Notwithstanding any other provision of this Plan, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and the Participant is subject to Section 409A, the payment shall be paid (or provided) in accordance with the following:
(i) If the Participant is a “Specified Employee” on the Date of Termination, and if a payment is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made or commence during the period beginning on the Date of Termination and ending on the date that is six (6) months following the Date of Termination or, if earlier, on the date of the Participant’s death, if the earlier making of such payment would result in tax penalties being imposed on the Participant under Section 409A. The amount of any payment that otherwise would be paid to the Participant hereunder during this period shall instead be paid to the Participant on the first business day coincident with or next following the date that is six (6) months and one day following the Date of Termination or, if earlier, within ninety (90) days following the death of the Participant.
(ii) Payments with respect to reimbursements of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and any right to reimbursement is not subject to liquidation or exchange for cash or another benefit.
23.Certain Reductions; Recoupment. Notwithstanding anything herein to the contrary, any payments or benefits payable to a Participant under this Plan are subject to reduction to the extent that such payment or benefit would exceed the amount permitted to be paid under any applicable Company policy as may be in effect from time to time. Notwithstanding anything in this Plan to the contrary, in no event shall any payment or benefit under this Plan be paid, provided or accrued, if any such payment, provision or accrual would be in violation of applicable law, rule or regulation (“Applicable Law”). In addition, to the extent that any provision of Applicable Law or any recoupment policy or practice of the Company as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit shall be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit shall terminate.
24.Effective Date. The Plan shall be effective as of November 4, 2020 (the “Effective Date”).
25.Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)“Accrued Benefits” means, collectively, (i) the Participant’s Base Salary, to the extent earned but unpaid as of the Date of Termination, (ii) Participant’s vacation pay, to the extent accrued but unused as of the Date of Termination, and (iii) any other compensation and/or benefits as may be due or payable to the Participant in accordance with the terms and provisions of any plans or agreements of the Company.
(b)“Bank” means Banc of California, N.A., a national banking association.
(c)“Base Salary” means the greater of (i) the Participant’s annual rate of base salary as in effect on the Participant’s Date of Termination and (ii) the Participant’s annual rate of base salary as in effect on the date of the Change in Control.
(d)“Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving corporation.
(e)“Cause” means a Participant’s (i) personal dishonesty, gross negligence, willful misconduct, fraud or breach of fiduciary duty, in each case in connection with the performance of services on behalf of the Company or otherwise in connection with the Participant’s position with the Company; (ii) willful failure to perform the Participant’s duties for or on behalf of the Company or its affiliates, or to follow, or cooperate in carrying out, any lawful and reasonable material written policy adopted by the Company (including any written code of conduct or standards of ethics applicable to employees of the Company) or any reasonable directive from the Board or the Board of Directors of the Bank; (iii) continued and willful neglect of the Participant’s duties for or on behalf of the Company or its affiliates; (iv) the taking of, or omission to take, any action that is materially disruptive of the business or affairs of the Company, other than actions taken or omitted in good faith consistent with the best interests of the Company and its affiliates; (v) material breach of any provision of his or her employment agreement with the Company; (vi) intentional violation of any material law, rule, regulation or judicial or administrative order to which the Company or any affiliate is subject or of any formal administrative action entered into by the Company or any affiliate, or imposed upon any of them; (vii) conduct that results in the Participant’s suspension or temporary or permanent prohibition or removal from participation in the conduct of the affairs of the Company or any affiliate, or the assessment of any material civil money penalty against the Participant, in any such case pursuant to the rules and regulations of any applicable regulatory agency having jurisdiction over the Company or its affiliates, or the issuance of any permanent injunction or similar remedy by a court having jurisdiction over the Company preventing the Participant from executing or performing his material duties under his or her employment agreement with the Company; or (viii) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude, whether or not in connection with the business and affairs of the Company or its affiliates; provided, however, that the Participant shall have thirty (30) days to cure any of the events or occurrences described in the immediately preceding clauses, to the extent such events or occurrences are curable; provided, further, that no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
(f)“Change in Control” shall be deemed to have occurred if, following the Effective Date:
(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes hereof, the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company affiliated with the Company, or (z) any acquisition pursuant to a transaction that complies with clauses (iii)(A), (iii)(B) and (iii)(C) below;
(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(g)“COBRA Coverage Period” means, for each Participant under Section 2(a), that number of months following the Date of Termination as set forth opposite the name of such Participant on Exhibit A hereto, and for any Participant designated by the Committee under Section 2(b), that period of months following the Date of Termination as determined by the Committee.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Company” means Banc of California, Inc.
(j)“Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is competitive with the business and business activities engaged in by the Covered Unit(s).
(k)“Confidential Information” includes, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, or financial information of the Company or any of its affiliates, plans, or any other information of whatever nature in the possession or control of the Company which has not been published or disclosed to the general public (other than by acts of the Participant or his or her agents in violation of Section 8(d)), or which gives to the Company or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it.
(l)“Covered Unit(s)” means: (i) during the period of the Participant’s employment with the Company, each business unit of the Company; and (ii) following the Date of Termination, each business unit of the Company in or for which the Participant was employed or to which the Participant provided services or about which the Participant obtained or had access to Confidential Information, in each case of this clause (ii) at any time within the twenty-four (24)-month period prior to the Date of Termination.
(m)“Customer” means, with respect to the Company or the Covered Unit(s), as the case may be, any business, person or entity who purchased any products or services from the Company or such Covered Unit(s) at any time during the preceding twenty-four (24) months (or, if after the Date of Termination, the last twenty-four (24) months of the Participant’s employment with the Company) and either with whom the Participant dealt in the course of performing the Participant’s job duties for the Company or about whom the Participant has or had Confidential Information.
(n)“Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 11 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.
(o)“Disability” means the absence of a Participant from the Participant’s duties with the Company on a full-time basis for ninety (90) consecutive days, or a total of one hundred and eighty (180) days in any twelve-month period, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative.
(p)“Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events after a Change in Control:
(i) a material diminution in Participant’s title, authority, duties or responsibilities; or
(ii) a material breach by the Company of any employment agreement with the Participant (other than a breach resulting from a reduction in compensation or benefits that is required by a regulatory authority or applicable law or as otherwise permitted thereunder);
provided, that, to invoke a termination with Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) or (ii) within sixty (60) days following the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A) must occur, if at all, within sixty (60) days following such Cure Period in order for such termination as a result of such condition to constitute a termination with Good Reason. In addition, in the event that the Participant terminates his or her employment without Good Reason, during the period commencing on the date on which the Company receives notice of the Participant’s termination and ending on the earlier of (i) sixty (60) days following the receipt of such notice and such earlier date as designated by the Company, the Company reserves the right to (a) change or remove any of the Participant’s duties, (b) require the Participant to remain away from the Company’s premises, and/or (c) take such other actions to aid and assist in the transition process associated with the Participant’s departure), and any resulting material diminution in Participant’s title, authority, duties or responsibilities shall not constitute the occurrence of the events set forth in paragraph (i) of this Section 25(p).
Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control, should the Chief Executive Officer of the Company remain the Chief Executive Officer of the combined entities following a Change in Control, “Good Reason” shall not include any change in title or change in reporting structure, provided the Participant has no material diminution in  duties or responsibilities, or material reduction in benefits or compensation, relative to their position prior to the Change in Control transaction. For the avoidance of doubt, a reduction in benefits shall not constitute “Good Reason” so long as any such reduction is applicable to all covered persons under such benefit plan as part of a company change in benefit plans or providers.
(q)“Potential Customer” means, with respect to the Company or the Covered Unit(s), as the case may be, any business, person or entity targeted during the preceding twelve (12) months (or, if after the Date of Termination, the last twelve (12) months of the Participant’s employment with the Company) as a customer to purchase any products or services from the Company or such Covered Unit(s) and (i) with whom the Participant had direct or indirect contact, (ii) for whom the Participant participated in the development or execution of the plan to sell products or services of the Company or such Covered Unit(s), or (iii) about whom the Participant otherwise has or had Confidential Information.
(r)“Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.
(s)“Solicit” and “Soliciting” mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any actions; provided, for purposes of Section 8(a), the term “Solicit” excludes the placement of general advertisements inviting applications for employment that are not targeted to employees of the Company generally or any specific employees of the Company.
(t)“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.
(u)“Section 409A” means Section 409A of the Code, and the final Treasury Regulations issued thereunder.
(v)“Severance Multiple” means, for each Participant under Section 2(a), the multiple set forth opposite the name of such Participant on Exhibit A hereto, and for any Participant designated by the Committee under Section 2(b), such multiple as determined by the Committee.
(w)“Target Bonus” means, with respect to a Participant, the target annual cash incentive bonus awarded to such Participant under the annual incentive plan by the Company (or its affiliates) for the fiscal year in which the Date of Termination occurs regardless of actual performance.

EXHIBIT A
SEVERANCE MULTIPLES AND COBRA COVERAGE PERIOD

Participant	Severance Multiple	COBRA Coverage Period
Ido Dotan	1.5x	18 months
Mike Smith	1x	12 months
Lynn Sullivan	1.5x	18 months